Exhibit 99.1
Final Transcript
Additional Information and Where to Find It
On August 6, 2009, Cambium Learning Group, Inc. (formerly known as Cambium-Voyager Holdings, Inc.) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Form S-4”) containing a preliminary proxy statement/prospectus regarding the proposed business combination of Voyager Learning Company and Cambium Learning, Inc. On October 9, 2009 and October 30, 2009, Cambium Learning Group, Inc. filed Amendment No. 1 and Amendment No. 2, respectively, to the Form S-4. This material is not a substitute for the final proxy statement/prospectus regarding the proposed business combination. Investors and stockholders are urged to read carefully the preliminary proxy statement/prospectus and the final proxy statement/prospectus when available because they contain and will contain important information about Cambium Learning Group, Inc., Cambium Learning, Inc., Voyager Learning Company, the business combination and related matters. Voyager will mail the final proxy statement/prospectus to each of its stockholders. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain documents filed by Voyager with the SEC regarding this transaction, free of charge, from Voyager’s website (www.voyagercompany.com) under the heading “Investor Relations” and then under the tab “SEC Filings.”
Cambium Learning Group, Inc., Voyager Learning Company, Cambium Learning, Inc. and their respective directors, executive officers and various other members of management and employees may be soliciting proxies from Voyager’s stockholders in favor of the merger agreement entered into in connection with the proposed business combination. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Voyager’s stockholders is included in the preliminary proxy statement/prospectus described above and will be included in the final proxy statement/prospectus when available.
CORPORATE PARTICIPANTS
Shannan Overbeck
Voyager Learning Company — VP of IR
Ron Klausner
Voyager Expanded Learning — President
Brad Almond
Voyager Learning Company — CFO
CONFERENCE CALL PARTICIPANTS
Randy Baron
SM Investors — Analyst
Samuel Kahn
Common Nation Capital — Analyst
PRESENTATION
Operator
Good afternoon, everyone, and welcome to the Voyager Learning Company earnings conference call for the third fiscal quarter 2009. I will now turn the conference call over to Ms. Shannan Overbeck.

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Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call

Shannan Overbeck — Voyager Learning Company — VP of IR
Thank you, operator. My name is Shannan Overbeck and I’m Voyager Learning Company’s head of Investor Relations. On the call today are Ron Klausner, President of Voyager Expanded Learning, and Brad Almond, Chief Financial Officer of Voyager Learning Company, who have some prepared comments.
Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature. There are risks associated with these statements that could cause Voyager Learning Company’s performance to differ materially from those statements made today.
Voyager does not undertake any duty to update these statements. You can find a discussion of these risks in our press releases and documents recently filed with the SEC, including our annual report on form 10-K for the year ended December 31, 2008, our soon-to-be-filed quarterly report form 10-Q for the quarter ended September 30, 2009, and Cambium Learning Group’s recently filed Amendment number 2 to the Form S-4 filed on October 30, 2009.
Non-GAAP figures will be discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in the press release issued earlier today, which has been filed on a Form 8-K with the SEC and posted to the Company’s website.
Following today’s prepared statements, we will take questions regarding the recently released results for the third fiscal quarter of 2009, as well as questions regarding our planned combination with Cambium Learning and the related Form S-4 filing. A transcript and webcast of today’s call will be available on the Company’s corporate website, voyagercompany.com.
Let me now turn the call over to Ron.

Ron Klausner — Voyager Expanded Learning — President
Thanks, Shannan, and thanks for joining us today. I’d like to share an update on our year-to-date results, the marketplace, and planning progress in connection with our proposed merger with Cambium Learning. I’ll then turn the call over to Brad who’ll share more financial details.
September ‘09 results.
Through September, year-to-date, total order volume, as generally measured by shipments of our products and orders of our online subscriptions, was up approximately 1% compared to the same period of 2008. The three months ended September 30th was quite strong, and has allowed us to reverse the year-over-year decline in order volume that we saw in the first half of ‘09.
In the third quarter, we realized a 15% gain versus the prior year quarter. The Q3 results were driven by strong order volume in the Voyager Expanded Learning line of business. This business unit’s order volume was up 11% versus prior year, and the ExploreLearning business unit’s order volume was up 79% versus prior year. Our Learning A-Z products have also grown versus prior year, but not at the same pace as Voyager and ExploreLearning. Learning A-Z’s order volume was up 7% versus prior year.
Year-to-date combined order volume of our early literacy products, Passport and Universal Literacy, is down 20% compared to ‘08, although Passport did experience a 3% gain in Q3. Approximately one-quarter of the decline in order volume of early literacy products is attributable to our K-3 core reading product, Universal Literacy, which we expect to continue declining as we chose not to update the eight-year-old product. Passport order volume is down through Q3 of ‘09, compared to ‘08, primarily due to the elimination of Reading First funding.
Q3 year-to-date order volume of Journeys, our adolescent literacy product, was down 26%, compared to the same period of ‘08. The year-to-date decline is mostly attributable to a difficult year-over-year comparison, as a result of the significant reduction by Florida customers who purchased the Journeys product in the first year of the Florida adoption last year.
The year-two student materials are priced significantly less than the first year materials, which include the full classroom and teacher materials. The year-over-year decline can be 50% to 70%, assuming the same number of students are served.
Just from Florida alone this year, we would expect a $4 million to $6 million decline from the year-two effect. We have been successful in mitigating some of this decline, since we’ve been able to increase the number of customers from 206 to 259, and from large sales made to Charleston, Fontana, California, Augusta, Georgia, and Houston.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call
In September, the United States Department of Education awarded eight states with Striving Readers grants, aimed at improving the literacy skills of struggling adolescent readers. Virginia and Louisiana were two of eight states awarded a grant, for a combined total of $1.6 million, and both identified Journeys as the program to be used with at-risk students. This high-profile exposure is just as important as the order itself, as it provides a potential tipping point for new business. In Tennessee, after a rigorous review, the Tennessee State Board of Education approved Journeys for secondary reading intervention, awarding the program high marks in all areas in our approach to reading.
Vmath, our math intervention product, continued to show encouraging year-to-date growth versus ‘08, as order volumes have increased approximately 130%. Customers are reacting well to the enhancements we’ve made in the product and assessments. So far, in ‘09, we’ve had 21 orders of $100,000 or more of Vmath, compared to 10 orders in the same period of ‘08. Order volumes for Ticket to Read and Vmath Live, our standalone web-based offerings, quadrupled versus prior year.
At Learning A-Z, the six subscription websites are continually updated for currency and content. Reading A-Z also made significant navigation improvements to the lesson plans and leveled readers to make them more easily accessible. Reading A-Z teacher usage is up 12%, in terms of both logins and downloads of materials. Raz-Kids teacher usage is up 30%, while Raz-Kids student usage is up 300%, underscoring the value of having engaging elements while students learn.
ExploreLearning re-launched its website with a new look and feel to optimize ease of use, add to teacher community features, and enhance the online professional development course. ExploreLearning also reached a milestone. The website now provides correlations to 200 textbooks. These significant improvements helped drive an 84% increase in product usage.
In my judgment, sales of product drives use and use drives additional sales. For the first nine months of the year, Learning A-Z has realized order volume 3% greater than the first nine months of ‘08, while ExploreLearning’s order volume increased 45% over the same nine months last year. Some of the order gain in ExploreLearning is a timing difference, and we do expect a decline versus prior year in Q4.
To review the Voyager Expanded Learning line geographically, for the nine months ended September 30th, 25 states, including D.C., increased order volume and 17 states were down, with nine states essentially the same, compared to last year.
Florida decreased by 27% in order volume versus the same period last year, due to state spending reductions and second-year pricing of adoption materials. Tennessee and North Carolina decreased 69% and 46% respectively, due to the elimination of Reading First funding.
California’s down 22%, due to funding issues. Nevertheless, we are delighted as we realized a third quarter gain in California of almost 159% to mitigate a full-year decline as local districts need solutions for at-risk students, and, for the most part, they’re not buying textbooks.
Partially offsetting states with reduced order volume, as just mentioned, were states with significant new orders, led by South Carolina and Pennsylvania, which both had increases over five fold. At the district level, we’ve achieved significant year-over-year increases of at least $750,000 in each of the following nine major school districts, Philadelphia, San Antonio, Palm Beach, Charleston, Osceola County, Florida, Mobile, Oklahoma City, Athens, Georgia, and Myrtle Beach.
The marketplace and stimulus spending.
Concerning the American Recovery and Reinvestment Act, ARRA, as of September 30th, $21 billion, or approximately 30%, had been spent according to the US DOE. The amount that has trickled down to the district and school level is likely much less.
There are numerous surveys being conducted to identify where is the money being spent. One survey, by the American Association of School Administrators, concluded that more than two-thirds of funds are being spent on filling budget holes, and more than half the recipients were planning to use the money on professional development. Instructional materials did not make the list of the top six uses. Nevertheless, we have observed that many superintendents were more apt to use some of the other funding sources since they’ve received the ARRA funding.
In October, a report released by the Nelson A. Rockefeller Institute of Government at SUNY stated that state revenues are faltering, and are likely to remain shaky for the next several years. The report found that nationwide there had been a record drop of $63 billion in total state tax collections for the fiscal year ended June ‘09. This will put pressure on our customers, and thus, on us.
Spotlight on student results Bonita, California.
Bonita was featured in the August ‘09 issue of the San Demas community news due to its largely successful summer program. Facing typical summer school issues of limited instructional time, and lack of motivation from both teachers and students, Bonita chose to implement Voyager’s reading and math school programs.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call
Teachers found the turnkey solutions easy to implement, and along with students were motivated and engaged by the content and components. The district reported higher-than-ever attendance rates and remarkable performance gains.
Karen Eberhart, a principal in Bonita who runs the summer school program was quoting saying, and I quote, “I have been overseeing summer school for eight years, and have never seen the overall growth students made using this targeted informational text curriculum. Students were definitely motivated to attend school every day,” end of quote. In our view, efficiency of precious time and engagement by students are two prescriptions for success.
Integration planning.
There are currently multiple task force teams working on planning various aspects of integrating staff, products, and both internal and customer-facing systems, so that we are poised to hit the ground running when we close the transaction.
Several of these teams have presented their findings, and over the next few weeks will develop recommendations, schedules, and budget proposals. Our goals continue to be to identify areas where we can achieve cost savings, increase effectiveness, and provide customers with an even stronger value proposition, while saving $10 million annually.
The sales integration task force, with the assistance of the Parthenon Group, who is engaged as an integration advisor, has developed a plan which will allow for a consolidated sales organization to take effect as of January 1st, 2010.
Our task force focused on the combined product portfolio has looked at several key products that represent a significant portion of the combined company revenue. After conducting an in-depth analysis of these products, we have reviewed the potential customer base, created product comparisons, and succinct value propositions, and identified product overlaps. This information will be used in product positioning statements for sales, and will serve as a basis for development areas starting to be initiated at a national sales meeting in January.
The project technology task force is finalizing plans and cost estimates for moving online data management, assessment, and product support to a common platform. The goal is to provide customers with ease of use, consistent data and reporting systems as they move between all products. This work will be phased over the 2010 calendar year.
Regarding the two brands going forward, Cambium Learning will continue to serve as the organization, or umbrella brand, for the combined company. The Cambium Learning name is more malleable for the combined business to be strategically positioned in the industry with our customers, and it allows flexibility for future growth opportunities.
Therefore, Cambium Learning will be the corporate parent name for the merged business. Voyager will be the comprehensive intervention company, Sopris will represent our supplementary business, and Cambium Learning Technologies will represent our technology solutions.
Post-closing, we expect to begin immediate implementation in several areas. In addition, while we will operate with speed and simplicity, we will be thoughtful about implications, especially when it impacts customers. The integration should be complete within 12 to 18 months.
And now, Brad.

Brad Almond — Voyager Learning Company — CFO
Thanks, Ron. I will cover four areas related to our fiscal third quarter 2009 financial results. First, revenues and changes in the deferred revenue balance, second, gross profit and earnings, including one-time items, third, an update to cash balances, and fourth, our expectations for the rest of the year.
For the first nine months of 2009, revenue was almost $80 million, which is an increase of 4%, compared to $76 million in revenue for the first nine months of 2008. With deferral rates for our products now more comparable year-over-year, changes in order volume are becoming more reflected in recognized revenue.
While we continue to see a trend towards sales of more technology products, which defer and recognize revenue over time, we are experiencing the offsetting benefit of recognizing revenue from the past sales of these same products.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call
In the third quarter, our deferred revenue balance increased, rather than declined, as it has for the last several quarters. In large part, this is indicative of the seasonal nature of our business, whereby we transact a significant part of our business at the beginning of the school year, and then provide service and online access to products over the course of the school year.
Deferred revenue, both long-term and short-term, increased by $6 million during the first nine months of 2009, compared to an increase of $8 million for the first nine months of 2008. This resulted in a $2 million boost to revenue in 2009 versus 2008.
Gross profit for the first nine months of 2009 was $53 million. As a percentage of net sales, this is 67%, compared to 64% for the same nine-month period in 2008. The percentage improvement continues a trend established during the first half of the year.
We attained this improved gross profit percentage by the increase in the mix of revenue we recognized from the online subscriptions and embedded technology in our bundled products, which have a higher gross margin than printed materials only.
This improvement to gross margin from the technology mix was partially offset by an increase of spending in customer support, implementation, and technology-related IT costs. We have seen these costs rise by $0.5 million for the first nine months of 2009, versus the same period in 2008, due to an increased online product usage and an influx of new customers who often utilize greater levels of implementation service to begin the programs.
Looking at spending below the gross profit line, we continue to see the benefits of cost-cutting measures we took in 2008 and 2009, as well as savings year-over-year from having completed the financial restatement process. These declines were partially offset by one-time costs incurred in connection with the proposed merger transaction with Cambium Learning.
Research and development, sales and marketing, plus general and administrative expenses in the aggregate were $44 million for the first nine months of 2009, and $53 million for the same period in 2008, for a net year-on-year decline of $9 million.
However, included in this $9 million decline are some items in both 2008 and 2009 that relate primarily to our restatement, the corporate move, and merger costs. In 2008, we incurred $15 million of corporate G&A costs in excess of normal run rate corporate spending that was primarily associated with the restatement in our corporate move. When 2008 spending is adjusted for this, the normal run rate spending is $38 million.
In 2009, we had $2 million in similar corporate restatement and move expenses. And in addition, we have expensed $6 million in merger-related costs. When the 2009 spending is adjusted for these items, the normal run rate spending is $36 million.
Therefore, normal run rate spending in these three line items has declined by $2 million year-over-year. The $2 million decline was primarily related to cost reductions implemented by the Company in late 2008, with some offset for the increased sales commission expense as sales volume has been better than expected.
As a reminder, there are two additional year-to-date that stand out on our financials as separate line items. In the first nine months of 2008, we recorded a loss associated with the termination of our old headquarters lease in Ann Arbor.
In 2009, we recorded $27 million in goodwill impairments, with a $22 million impairment in the second fiscal quarter of this year, and $5 million in the third quarter. The impairment in this recent quarter occurred despite improvements in our business performance.
We are using the consideration for Voyager, as outlined in the merger agreement, to establish a fair market value for purposes of goodwill impairment tests. In doing so, the fair value has remained flat. However, in the third quarter, our net assets rose from business performance, resulting in net assets that were higher than the estimated merger consideration.
This difference causes us to complete step 2 of the goodwill impairment test, which requires us to assign a fair value to all of our assets and liabilities, as we perform a hypothetical purchase accounting allocation. After assigning the hypothetical fair value of assets and liabilities, any remaining amount is assigned to goodwill. After performing these procedures, goodwill was written down by another $5 million.
Taking out the lease termination, impairment items, and other one-time costs, we come to an adjusted EBITDA for the first nine months of 2009 of $17 million, compared to $10 million for the same period in 2008. Overall, we are pleased with this improvement, as we have been able to realize the benefits of cost reductions, coupled with the improvement in revenues.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call
Next, I would like to comment on our current and projected cash balances. As expected, from the seasonality in our business, we saw cash from operations turn positive in the third fiscal quarter. As of September 30, 2009, we have cash and cash equivalents of $85 million.
We currently anticipate, after we fund all required legacy liabilities, as spelled out in the merger agreement, that we will distribute the maximum of $42.5 million in operating cash to our shareholders on closing, in addition to the $25 million paid in by VSS, and $15 million in tax refunds as called for in the merger agreement, and as discussed on previous calls.
As a result of the improved business performance, we are increasing our estimate of the operating cash we expect to have as of the closing date, after these distributions to shareholders and the funding of legacy liabilities. We currently estimate this excess cash to be approximately $10 million, which will be retained by the combined company and may be used to pay transaction expenses, reduce debt, or for working capital. Please note that the final amount of cash to be distributed is primarily dependent on business performance, among other things, between September 30th and closing, and is therefore subject to change.
Previously, we projected full-year 2009 revenue to be between $94 million and $98.5 million, with $98.5 million being our prior year revenue. We now believe that the outlook has improved, and that we will remain approximately flat to prior year for revenue. By no means is this certain, as revenue is dependent on sales that need to occur prior to year end. We are also improving our projected adjusted EBITDA to a range of $17 million to $19 million, which is an improvement to our previous guidance of $15 million.
That concludes my remarks, and I’d like to turn the call over the operator for questions.
QUESTION AND ANSWER

Operator
(Operator Instructions)
We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Randy Barn with SM Investors.

Randy Baron — SM Investors — Analyst
Yes, it’s actually Baron. Hi, guys. First off, congratulations on a better quarter than any of us had expected. The numbers are great.

Brad Almond — Voyager Learning Company — CFO
Thank you.

Randy Baron — SM Investors — Analyst
I have a bunch of little questions, so if you need to cut me off to put me back in queue, just let me know. Ron, you mentioned that Learning A-Z order volume was up 7%. When is that revenue booked? Is it at the time of order, or is it over the course of the year?

Ron Klausner — Voyager Expanded Learning — President
I’m going to actually ask Brad to answer that question.

Randy Baron — SM Investors — Analyst
Okay.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call

Brad Almond — Voyager Learning Company — CFO
It varies. Depends on what the product is. For many of our bundled products that bundle print and services and technology, roughly 70% to 75% of the revenue’s booked immediately, and the rest would be deferred over time. However, if it is a standalone technology product, or an online subscription, the revenue is booked ratably over the length of the subscription, which is typically one year, but sometimes two.

Randy Baron — SM Investors — Analyst
Okay. And then, related to that technology part, you talked about how teachers, the usage was up 13% in logins and downloaded materials. Does the teacher get an unlimited amount of downloads, or if they’re above a certain number, do they pay per use?

Ron Klausner — Voyager Expanded Learning — President
No. It’s unlimited.

Randy Baron — SM Investors — Analyst
Okay. In Tennessee, the State Board approved Journeys. If they don’t take Journeys, what are their other options? I mean, you’re competing against, I guess, how many other products or—I’m trying to drill down there.

Ron Klausner — Voyager Expanded Learning — President
I don’t remember off the top of my head how many products made the adoption list. It’s a handful of products. It’s a probably a number between five and 10. They would mostly be textbook publishers that made that list.

Randy Baron — SM Investors — Analyst
Okay.

Ron Klausner — Voyager Expanded Learning — President
So, our positioning, you didn’t ask this, but I’ll say it anyway. Our positioning is for those districts that believe that they need to focus on their at-risk population with high school students, we like our positioning.

Randy Baron — SM Investors — Analyst
So, yes. I mean, it seems clear you’re building out the niche, like you said, to be the go-to brand for when there’s in-need students. When you talk about the gain in California, it seemed to me that you were saying, and I may be wrong on this, so I’m asking for clarification, that the local districts are buying where the state is not? Is that right?

Ron Klausner — Voyager Expanded Learning — President
No, no. I’m sorry. I wasn’t clear there. What I was saying is that California has a reading adoption this year. The state passed a law which basically enables districts to make a decision on that adoption that could go as far out as six years. And many districts have opted not to buy textbooks. A matter of fact, the vast majority in California have opted not to buy English/Language Arts textbooks.
Well, they still have a problem, meaning they got a lot of struggling at-risk children. And what we saw in the third quarter is that some of these districts who are aware of our services chose to use us for the at-risk population. And that’s why that 159% gain was in Q3.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call

Randy Baron — SM Investors — Analyst
But, it’s a district choice that makes it, correct?

Ron Klausner — Voyager Expanded Learning — President
It’s a district choice. That’s correct.

Randy Baron — SM Investors — Analyst
Okay. Let me ask you, Ron, one more general question before I get to my specific ones, which is—can you talk about—what struck me as interesting is when you said that instructional materials was not one of the top-six uses—.

Ron Klausner — Voyager Expanded Learning — President
—Yes—.

Randy Baron — SM Investors — Analyst
—Of how the money’s being spent. So, I guess the first part of that is what is the top six other than, like you said, professional development is one of them? I assume that’s number 1.

Ron Klausner — Voyager Expanded Learning — President
No, no. Budget fill-in positions, or budget gaps is number 1. But, the six items are, like I said, professional development, classroom technology, classroom equipment or supplies, infrastructure, related to repair or modernizing buildings, software. And the software’s not clear of what kind of software. Those are the ones that the AASA identified as the top six.

Randy Baron — SM Investors — Analyst
Okay. Well, I guess what I was getting at with that question is are you personally happy with the way that the stimulus kind of money has come in? Or is that more coming down the pipe?

Ron Klausner — Voyager Expanded Learning — President
I’d answer you in this way. We like when new money comes in play. We do very well in that regard. And what has happened is, while in many of our gains, can I simply point to ARRA funding and say that’s the reason? Sometimes, yes, many times, no, but what it has done is opened up other funding sources. So, it clearly has benefited us. And given that the funding has been deployed at a fairly slow pace, I feel still optimistic and encouraged.
Our cycle time to close deals has been much faster than at any point I could remember. So, after we’ve identified an opportunity and advanced discussions, in a number of these instances it hasn’t taken that long to get the appropriate approvals, meaning the administration, the board, getting the POs, etc. And that is very encouraging to me, as well. So, I still think we will benefit from it. But, it is difficult to predict.

Randy Baron — SM Investors — Analyst
When will the last dime of the stimulus spending be through the system? September 2010?

Ron Klausner — Voyager Expanded Learning — President
It’s two-year funding.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call

Randy Baron — SM Investors — Analyst
It’s two year, okay.

Ron Klausner — Voyager Expanded Learning — President
Yes.

Randy Baron — SM Investors — Analyst
And I assume, on the general level, you could argue that Cambium is benefitting in the same way?

Ron Klausner — Voyager Expanded Learning — President
I think that is not appropriate for me to answer that today. So, if you don’t mind, I’m going to pass on that one.

Randy Baron — SM Investors — Analyst
Okay. Brad, let me just ask you some specific questions related to the integration. You mentioned that integration planning will kind of be done in 12 to 18 months. But, when is the deal expected to close, as of now?

Brad Almond — Voyager Learning Company — CFO
The projection we’ve given is that we still expect the deal to close by the end of the year, obviously heavily contingent upon our ability to get the S-4 effective, which it is currently not. But, we are still sticking to our estimate that we will close the deal by the end of the year.

Randy Baron — SM Investors — Analyst
Are there any other milestones that need to be met, votes, or—?

Brad Almond — Voyager Learning Company — CFO
—Clearly, the vote of the Voyager shareholders is an essential milestone. Now, that can’t occur until the S-4’s effective, and then we can begin that process. And that’ll be the last step. Once that vote occurs, and if it is positive, we will close very soon thereafter—.

Randy Baron — SM Investors — Analyst
—Has a date for that vote been set?

Brad Almond — Voyager Learning Company — CFO
It has not. We had to wait until the S-4’s effective to set that date.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call

Randy Baron — SM Investors — Analyst
Okay. You mentioned something in your script that I just was taking notes quickly and I didn’t catch. You said sales are going to increase 10 million annually. What’s that about?

Brad Almond — Voyager Learning Company — CFO
I don’t recall saying sales would increase 10 million annually.

Randy Baron — SM Investors — Analyst
Yes. I may have got the number wrong, but you were talking after—the goal is to hit the ground running and increase customer—.

Brad Almond — Voyager Learning Company — CFO
—Oh, no, no, no. Savings, I’m sorry—.

Randy Baron — SM Investors — Analyst
—Savings.

Brad Almond — Voyager Learning Company — CFO
That was annualized savings from—.

Randy Baron — SM Investors — Analyst
—Okay—.

Brad Almond — Voyager Learning Company — CFO
—The merger of the two companies.

Randy Baron — SM Investors — Analyst
Okay.

Brad Almond — Voyager Learning Company — CFO
I apologize if that wasn’t—.

Randy Baron — SM Investors — Analyst
—No, no. It’s probably on my end. Last couple of questions, just when you said that the excess cash of $10 million is really incredible, and certainly more than we had foreseen, well, you mentioned the uses of cash will be to reduce debt, working capital. Would there be a consideration to do a further distribution to shareholders at that point, with that excess cash—?

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call

Brad Almond — Voyager Learning Company — CFO
—The cash at that point would be completely at the discretion of the Board of Directors of the new company. I would not want to speak on their behalf. But, I believe that expecting such would be unlikely, given the debt of the combined company and the working capital needs.
Remember, our business is very seasonal. We’re in a nice, positive cash flow piece of our business. We will likely remain cash positive in October and then our business, and typically any publishing business would go negative in the December, January, February timeframe. So, having some excess cash on hand is wise. Additionally, I would point out, that the transaction expenses of this deal are large and will need to be covered by the combined company at closing.

Randy Baron — SM Investors — Analyst
Okay. One last question, then I’ll be out of your hair, which is you talked about R&D and sales and marketing were down $9 million, or some amount year-over-year. What isn’t money being spent on? You said sales commissions are up, given sales are stronger. But, what’s not being spent on right now?

Brad Almond — Voyager Learning Company — CFO
The majority of our—remember, we went through a RIF last year in November. And at that time we announced that the RIF was pretty comprehensive across all areas of the business. So, not one area in particular was hit a lot harder than the others. We did reduce our sales force some at that time, so there was some reduction in sales. The primary focus we tried to make was on the G&A area, which we believe had grown high.
The other main reduction year-on-year was adoptions. We had spent a significant amount of money in 2008 on the Florida, Oklahoma, Alabama adoptions. And while we’ve done some adoptions this year, the expense on those has not nearly been the same level.

Ron Klausner — Voyager Expanded Learning — President
You might want to also comment, Brad, when he says $9 million, that’s before all these one-time items.

Brad Almond — Voyager Learning Company — CFO
Correct. The actual reduction in the SG&A, R&D, selling marking line items year-on-year, with normal run rate, as I pointed out, is roughly $2 million. Recall that we had a plan that we announced to reduce our spending by at least $5 million year-on-year. We would do that by reducing spending by $7 million, and then adding back $2 million in some growth areas. Mainly, at that time, we announced that they were the online areas.
So, essentially, what you’re seeing is that that has come to fruition, and it has come to fruition a little bit earlier in the year than we would’ve expected, with half the savings up above the gross margin line, and half the savings down in the spending below the gross margin line.

Randy Baron — SM Investors — Analyst
That’s a great level of detail. Well, again, congratulations on a better-than-expected quarter, and good luck getting as much of the stimulus money as we can into our pockets.

Ron Klausner — Voyager Expanded Learning — President
Thank you, Randy.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call

Operator
(Operator Instructions)
We’ll pause for a moment to compile the Q&A roster.
(Operator Instructions)
Your next question comes from the line of Samuel [Kahn] with [Common] Nation Capital.

Samuel Kahn — Common Nation Capital — Analyst
Guys, I’d also like to congratulate you on a much better than expected quarter, and the news sounds really good. But, I was hoping I could ask a couple of questions about the S-4s that have come out.

Brad Almond — Voyager Learning Company — CFO
Please do.

Samuel Kahn — Common Nation Capital — Analyst
Sure. Do you have any general idea, or any general feeling, about when the final effective S-4 should be out?

Brad Almond — Voyager Learning Company — CFO
We don’t have a specific date. We’re continuing to go through comments from the Securities and Exchange Commission. As you’re aware, we filed an Amendment 2 already.

Samuel Kahn — Common Nation Capital — Analyst
Sure.

Brad Almond — Voyager Learning Company — CFO
We do expect to file an Amendment 3. The timing of that is not yet known, as we await additional comments from the SEC.

Samuel Kahn — Common Nation Capital — Analyst
Okay. And then that generally works on a three-week schedule, that once you answer their comments, they have three weeks to review? Is that it?

Brad Almond — Voyager Learning Company — CFO
After the first review, it works much faster than that. It’s—.

Samuel Kahn — Common Nation Capital — Analyst
—Okay—.

Brad Almond — Voyager Learning Company — CFO
—Usually in a one- to two-week timeframe at the far end, and you hope, as the comments become fewer, the hope and aspiration is that the turnaround time shortens to a week, if everything goes as planned. But, again, what’s not known is how many iterations remain.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call

Samuel Kahn — Common Nation Capital — Analyst
Of course, of course. And then once the final iteration is done, what do you foresee is the range of how long it would take to get to a shareholder vote?

Brad Almond — Voyager Learning Company — CFO
Unfortunately, our general counsel’s not here, unless he’s on the call, but I believe it’s roughly 20 to 30 days after the S-4 goes effective, that’s calendar days.

Samuel Kahn — Common Nation Capital — Analyst
Okay. Have there been any discussions with Cambium in terms of what to do if a closing by December 31st isn’t practical? I mean, I just think we’re already in November.

Brad Almond — Voyager Learning Company — CFO
The focus we’ve had is to get effective and closed by the end of the year.

Samuel Kahn — Common Nation Capital — Analyst
Sure.

Brad Almond — Voyager Learning Company — CFO
That’s where all the efforts in focus and discussions are occurring today.

Ron Klausner — Voyager Expanded Learning — President
And also, hit the ground running as soon as the merger is consummated.

Samuel Kahn — Common Nation Capital — Analyst
Absolutely, absolutely. Could you also—I apologize, I don’t know if this is your area or a Cambium area — be able to speak at all to the disclosures about Cambium’s negotiations with their debt covenants? Impairment—.

Brad Almond — Voyager Learning Company — CFO
—We’re not commenting on that. Again, I would point out, though, that in the next amendment to the S-4, additional information will be available on both companies, as we update the numbers to include Q3 events—.

Samuel Kahn — Common Nation Capital — Analyst
—Of course. And then, I guess, lastly, just is there any further update on the tax refund, or in terms of how much has been received since June 30th?

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call

Brad Almond — Voyager Learning Company — CFO
We did not receive any substantial tax refunds since the period of June 30.

Samuel Kahn — Common Nation Capital — Analyst
Okay.

Brad Almond — Voyager Learning Company — CFO
Actually, the increase we’ve seen in cash has purely been a function of the operations of the business.

Samuel Kahn — Common Nation Capital — Analyst
Which is great news, which is absolutely great news.

Ron Klausner — Voyager Expanded Learning — President
Thank you.

Samuel Kahn — Common Nation Capital — Analyst
Thank you.

Operator
There are no questions at this time. I will now like to turn the call over to Mr. Almond for any closing comments or remarks.

Brad Almond — Voyager Learning Company — CFO
Just want to simply thank everybody for joining us on today’s call, and we look forward to updating you as the merger process proceeds as planned. Thank you very much.

Operator
This concludes today’s conference call. You may now disconnect your lines.

Final Transcript
Nov. 05. 2009 / 4:00PM ET, VLCY.PK — Q3 2009 Voyager Learning Company Earnings Conference Call
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